Exhibit 10.2

EXECUTION VERSION

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT is entered into this 27th day of November, 2016 (this “Subscription Agreement”), by and between Centennial Resource Development, Inc., a Delaware corporation (the “Company”), and Riverstone Silverback Holdings, L.P. (“Subscriber”).

WHEREAS, SB RS Holdings, LLC, a Delaware limited liability company (“SB RS Holdings”), has entered into that certain Purchase and Sale Agreement, dated as of November 21, 2016 (the “Purchase Agreement”), pursuant to which SB RS Holdings will acquire certain assets (the “Transferred Property”) from Silverback Exploration, LLC and Silverback Operating, LLC, each a Delaware limited liability company (collectively “Silverback”), on the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to Section 11.5 of the Purchase Agreement, SB RS Holdings has the right to assign (the “Assignment”) all of its rights and obligations under the Purchase Agreement to Centennial Resource Production, LLC, a controlled subsidiary of the Company (the “Purchaser”), and the Purchaser, upon such Assignment, would acquire the Transferred Property instead of SB RS Holdings, on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, SB RS Holdings, Riverstone Capital Services LLC, the Company and the Purchaser have entered into that certain Agreement to Assign, dated as of November 27, 2016 (the “Agreement to Assign”), pursuant to which SB RS Holdings has agreed to make the Assignment, and the Purchaser has agreed to accept the Assignment, on the terms and subject to the conditions set forth therein;

WHEREAS, to finance a portion of the Transaction, Subscriber desires to subscribe for and purchase from the Company (a) an aggregate of approximately $400 million in (i) shares (the “Class A Acquired Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at a purchase price of $14.54 per share, subject to adjustment under Section 1(c) below, and (ii) shares (the “Series B Acquired Shares”) of the Company’s convertible Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), at a purchase price of $ 3,635.00 per share (or $14.54 per share on an as-converted basis), subject to adjustment under Section 1(c) below, and (b) at Subscriber’s election after consultation with the Company, up to an additional approximately $100 million in additional shares of Class A Common Stock and/or Series B Preferred Stock, as mutually agreed by Subscriber and the Company, at the respective purchase prices set forth in clause (a) above (the “Additional Acquired Shares” and, together with the Class A Acquired Shares and the Series B Acquired Shares, the “Acquired Shares”; and as used herein, unless the context otherwise requires, Class A Acquired Shares, Series B Acquired Shares and Acquired Shares shall be deemed to refer to and include the Conversion Shares (as defined below)), or, with respect to all such Acquired Shares, the aggregate amount set forth on Subscriber’s signature page hereto (the “Purchase Price”), such allocation between Class A Acquired Shares and Class B Acquired Shares and the final number of Additional Acquired Shares to be determined in accordance with Section 1 below, and the Company desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company on or prior to the Closing Date (as defined below);

WHEREAS, the Series B Preferred Stock will have the terms set forth on Annex B hereto, including the automatic conversion of the Series B Preferred Stock into shares of Class A Common Stock on a 250-for-one basis, subject to adjustment as provided therein, upon approval by the stockholders of the Company of the issuance of such shares of Class A Common Stock, as required by the rules of The NASDAQ Capital Market (“NASDAQ”); and

WHEREAS, the Company may, but is not obligated to, finance any of the remaining portion of the purchase price for the Transaction (the “Remaining Purchase Price”) by issuing additional shares of its common stock or preferred stock pursuant to subscription agreements substantially similar to this Subscription Agreement (any such agreements, the “Other Subscription Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.                                      Subscription.

a.                                      Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

b.                                      On or prior to the date on which any Other Subscription Agreement, if any, is entered into, after consultation with the Company, Subscriber shall notify the Company of the number of Additional Acquired Shares constituting “Acquired Shares” hereunder that Subscriber shall elect and be obligated to purchase on the Closing Date as provided herein, which notice shall include the allocation of Class A Acquired Shares and Series B Acquired Shares constituting the “Acquired Shares” (including the Additional Acquired Shares) to be purchased hereunder (the “Total Acquired Shares”); provided  that the maximum number of Class A Acquired Shares to be purchased hereunder (the “Maximum Share Number”), together with any additional shares of Class A Common Stock to be issued by the Company pursuant to all Other Subscription Agreements, if any, in the aggregate, does not exceed 19.9% of the Company’s outstanding shares of Class A Common Stock and Class C Common Stock (as defined below), on a combined basis, on the date hereof, and, to the extent the Maximum Share Number would be exceeded by issuing all Acquired Shares as shares of Class A Common Stock, Subscriber shall instead be obligated to purchase, and the Company shall be obligated to issue to Subscriber, that number of Series B Acquired Shares that, together with the number of Class A Acquired Shares to be purchased hereunder, equals the number of Total Acquired Shares to be purchased hereunder.  At such time, Subscriber and the Company shall update and amend Subscriber’s signature page hereto to reflect the number of Acquired Shares to be purchased, and the aggregate Purchase Price to be paid, on the Closing Date as provided herein.

c.                                       Notwithstanding anything to the contrary set forth herein, if the Company determines to finance any portion of the Remaining Purchase Price by issuing additional shares of its common stock or preferred stock to one or more additional purchasers (the “Other Purchasers”) pursuant to any Other Subscription Agreement or otherwise at a price per share less than the Purchase Price payable by Subscriber hereunder, then Subscriber’s Purchase Price shall be reduced to equal the lowest per share purchase price to be paid by any such Other Purchaser (including on an as-converted basis for any shares of Series B Preferred Stock).

2.                                      Closing.

a.                                      The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction and shall occur immediately prior thereto.  The Closing and the closing of the Transaction shall occur on December 30, 2016, subject to extension upon five (5) business days’ prior written notice to Subscriber (such date, including as so extended, the “Closing Date”).  At least three (3) business days prior to the Closing Date, Subscriber shall deliver to the Company, to be held in escrow until the Closing, the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Company in Annex B hereto.  Immediately prior to the closing of the Transaction on the Closing Date, (a) the Purchase Price shall be released from escrow automatically and without further action by the Company or Subscriber, and (b) upon such release, the Company shall deliver to Subscriber (i) the Acquired Shares in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws), in the name of Subscriber  (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) written notice from the Company or its transfer agent evidencing the issuance to Subscriber of the Acquired Shares on and as of the Closing Date.  In the event the Closing does not occur on the Closing Date, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber.

b.                                      The Closing shall be subject to the conditions that, on the Closing Date:

(i)                                     no suspension of the qualification of the Acquired Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii)                                  all representations and warranties of the Company and Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by each of the Company and Subscriber of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date, but in each case without giving effect to consummation of the Transaction;

(iii)                               the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iv)                              the Company shall have obtained approval of the NASDAQ to list the Acquired Shares (other than the Series B Acquired Shares), subject to official notice of issuance;

(v)                                 the Company shall have filed the Certificate of Designation relating to the Series B Preferred Stock with the State of Delaware;

(vi)                              no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition;

(vii)                           the Company shall have received proceeds from debt or equity financings on terms satisfactory to the Company that, together with the proceeds from the sale of the Acquired Shares hereunder, will be sufficient for the Company to pay the purchase price for the Transaction pursuant to the Purchase Agreement and the Assignment on the Closing Date;

(viii)                        the Transaction shall be consummated substantially concurrently with the Closing in accordance with the terms of the Purchase Agreement.

c.                                       At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

3.                                      Company Representations and Warranties.  The Company represents and warrants that:

a.                                      Each of the Company and its subsidiaries, including the Purchaser, has been duly incorporated and is validly existing as a corporation or limited liability company in good standing under the laws of the State of Delaware, with corporate or limited liability company power and authority, as applicable, to (i) own, lease and operate its properties and conduct its business as presently conducted and (ii) with respect to the Company, to enter into, deliver and perform its obligations under this Subscription Agreement.  The Company and each of its subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than where the failure to be duly incorporated, validly existing, or to so qualify or be in good standing has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

b.                                      The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s second amended and restated certificate of incorporation, under the Delaware General Corporation Law.

c.                                       The shares of Class A Common Stock issuable upon conversion of the Series B Preferred Stock (the “Conversion Shares”) have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms thereof, will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s second amended and restated certificate of incorporation, under the Delaware General Corporation Law.

d.                                      The Conversion Shares have been reserved for issuance upon conversion of the Series B Preferred Stock in accordance with the terms thereof.

e.                                       There are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Acquired Shares, or (ii) the shares to be issued pursuant to any Other Subscription Agreement.

f.                                        This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

g.                                       The execution and delivery of this Subscription Agreement, the issuance and sale of the Acquired Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of the Company or any of its subsidiaries; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company, any of its subsidiaries or any of their respective properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Material Adverse Effect or affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.

h.                                      The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Company or any of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Company or any of its subsidiaries is now a party or by which the Company’s or any of its subsidiaries’ properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company, any of its subsidiaries or any of their respective properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

i.                                          The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) the filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement (as defined below), (ii) filings required by applicable state securities laws, (iii) if applicable, the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with Section 8(m) of this Subscription Agreement; (v) those required by NASDAQ, including with respect to obtaining the Stockholder Approval (as defined below), and (vi) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

j.                                         The authorized capital stock of the Company consists of 620,000,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), including (x) 600,000,000 shares of Class A Common Stock and (y) 20,000,000 shares of Class C Common Stock (“Class C Common Stock”), and 1,000,000 shares of preferred stock of the Company, par value $0.0001 per share (“Preferred Stock”).  As of November 15, 2016: (i) 164,349,079 shares of Class A Common Stock, 19,155,921 shares of Class C Common Stock and one share of Preferred Stock, designated as the “Series A Preferred Stock,” were issued and outstanding; (ii) 24,666,643 warrants, each entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock (“Warrants”) were issued and outstanding; (iii) 16,500,000 shares of Class A Common Stock were available for issuance under the Centennial Resource Development, Inc. 2016 Long Term Incentive Plan, of which options to purchase 1,550,000 shares of Class A Common Stock were outstanding; and (iv) no indebtedness of the Company having the right to vote (or convertible into equity having the right to vote) on any matters on which the equityholders of the Company may vote was issued and outstanding.  All (i) issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (ii) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests.

k.                                      The Company has made available to Subscriber (including via the Commission’s EDGAR system) a copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document filed by the Company with the Commission since its initial registration of the Class A Common Stock (the “SEC Documents”).  None of the SEC Documents filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that the Company makes no such representation or warranty with respect to any information relating to Silverback or any of its affiliates included in any SEC Document or filed as an exhibit thereto.  The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its inception. There are no material outstanding or unresolved comments in comment letters from the Commission Staff with respect to any of the SEC Documents.

l.                                          The financial statements of the Company included in the SEC Documents complied as to form in all material respects with Regulation S-X of the Commission, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Commission) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Company as of their respective dates and the results of operations and the cash flows of the Company for the periods presented therein.

m.                                  The Company has not received any written communication since December 31, 2015 from a governmental entity that alleges that the Company or any of its subsidiaries is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

n.                                      Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) proceeding pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company or any of its subsidiaries.

o.                                      The lists of exhibits contained in the SEC Documents set forth a true and complete list, as of the date of this Subscription Agreement, of each agreement to which the Company or any of its subsidiaries is a party (other than the Agreement to Assign, this Subscription Agreement and the Other Subscription Agreements) that is of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K of the Commission if such a registration statement were filed by the Company on the date of this Subscription Agreement.

p.                                      The issued and outstanding shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “CDEV”. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by NASDAQ or the Commission with respect to any intention by such entity to deregister the Class A Common Stock or prohibit or terminate the listing of the Class A Common Stock on NASDAQ. The Company has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act.

q.                                      All material Tax Returns (as defined in the Purchase Agreement) required to be filed by or with respect to the Company and its subsidiaries have been duly and timely filed (taking into account extension of time for filing) with the appropriate governmental entity, and all such Tax Returns were true, correct and complete in all material respects. The Company and its subsidiaries have paid all Taxes (as defined in the Purchase Agreement) and other assessments due, whether or not disputed.  The Company and its subsidiaries do not have any liabilities for Taxes of any other person or entity by contract, as a transferee or successor, under U.S. Treasury Regulation Section 1.1502-6 or analogous state, county, local or foreign provision or otherwise.

r.                                         The Company is not, and immediately after receipt of payment for the Acquired Shares will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

s.                                        Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Company to Subscriber.

t.                                         Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Acquired Shares.

u.                                      In the event that any Other Subscription Agreement, if any, expressly contains additional representations and warranties of the Company, this Subscription Agreement shall be deemed to include, and shall incorporate by reference, such additional representations and warranties set forth in such Other Subscription Agreement, as if the same were expressly set forth herein.

4.                                      Subscriber Representations and Warranties.  Subscriber represents and warrants that:

a.                                      Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

b.                                      This Subscription Agreement has been duly authorized, executed and delivered by Subscriber.  This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c.                                       The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber (a “Subscriber Material Adverse Effect”) or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect or affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

d.                                      Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto).  Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares.

e.                                       Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act.  Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Acquired Shares shall contain a legend to such effect.  Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act.  Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time.  Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

f.                                        Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Company.  Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by the Company, Silverback or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company included in this Subscription Agreement.

g.                                       Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

h.                                      In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber.  Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Company, Silverback and the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares.

i.                                          Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Company or by means of contact from Citigroup Global Markets Inc. (“Citi”), acting as placement agent for the Company, and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or by contact between Subscriber and Citi.  Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means.  Subscriber acknowledges that the Company represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j.                                         Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares.  Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

k.                                      Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company.  Subscriber acknowledges specifically that a possibility of total loss exists.

l.                                          Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

m.                                  Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”).  Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law.  Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act.  Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List.  Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

5.                                      Registration Rights; Transfer.

a.                                      The Company agrees that, within seventy-five (75) calendar days after the Closing, the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Class A Acquired Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the filing thereof and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that the Company’s obligations to include the Class A Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Class A Acquired Shares as shall be reasonably requested by the Company to effect the registration of the Class A Acquired Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations.

b.                                      The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein.  The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Class A Acquired Shares by Subscriber.

c.                                       Subscriber shall, severally and not jointly with any other subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein.  In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Class A Acquired Shares giving rise to such indemnification obligation.

d.                                      Prior to the Special Meeting, Subscriber shall not sell, contract to sell, pledge or otherwise dispose of any Series B Acquired Shares without the prior written consent of the Company, other than to affiliates of Subscriber.

6.                                      Additional Agreements.  The Company shall use its commercially reasonable efforts to (a) file, within seventy-five (75) calendar days following the Closing Date, a proxy statement for a special meeting of its stockholders (the “Special Meeting”) to be held to seek the approval, as required by the NASDAQ, of the issuance of the shares of Class A Common Stock issuable upon conversion of the Series B Preferred Stock (the “Stockholder Approval”), (b) mail a definitive proxy statement for such special meeting within ten (10) business days of the later of (i) the SEC notifying the Company that it will not review or has no further comment on such proxy statement and (ii) the SEC notifying the Company that it will not review or has no further comment on the Registration Statement, and (c) hold such special meeting within thirty (30) days of the mailing such definitive proxy statement.

7.                                      Termination.  This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Purchase Agreement is terminated in accordance with its terms, (b) the consummation of the transactions contemplated by the Purchase Agreement pursuant to the terms thereof by SB RS Holdings without the Assignment to the Purchaser pursuant to the terms of the Agreement to Assign, (c) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (d) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated at the Closing or (e) January 31, 2017, if the Closing has not occurred by such date (subject to extension to a date no later than February 15, 2017 if the Purchase Agreement “Outside Date” (as defined therein) is correspondingly extended and the Company provides Subscriber notice of such extension or anticipated extension at least two (2) business days prior to January 31, 2017); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Purchase Agreement promptly after the termination of such agreement or the consummation of the transactions by SB RS Holdings without the Assignment to the Purchaser promptly after such consummation.

8.                                      Miscellaneous.

a.                                      Subscriber acknowledges that the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement.  Prior to the Closing, Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects.  The Company acknowledges that Subscriber and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement.  Prior to the Closing, the Company agrees to promptly notify Subscriber if any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

b.                                      Each of the Company and Subscriber is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

c.                                       This Subscription Agreement and all of Subscriber’s rights and obligations hereunder (including Subscriber’s obligation to purchase the Acquired Shares) may be transferred or assigned, at any time and from time to time, to one or more parties, in related or unrelated transactions (each such transferee, a “Transferee”).  Upon any such assignment:

(i)                                     the applicable Transferee shall enter into a subscription agreement (each such subscription agreement, a “New Subscription Agreement”) with the Company to purchase that number of Subscriber’s Acquired Shares specified therein (the “Transferee Acquired Shares”), which New Subscription Agreement shall be in substantially the same form as this Subscription Agreement; and

(ii)                                  upon a Transferee’s execution and delivery of a New Subscription Agreement, the number of Acquired Shares to be purchased by Subscriber hereunder shall be reduced by the total number of Transferee Acquired Shares to be purchased by the applicable Transferee pursuant to the applicable New Subscription Agreement, which reduction shall be evidenced by Subscriber and the Company amending Schedule B to this Subscription Agreement to reflect each transfer and to update the “Number of Acquired Shares subscribed for” and “Aggregate Purchase Price” on the signature page hereto to reflect such reduced number of Acquired Shares, and Subscriber shall be fully and unconditionally released from its obligation to purchase such Transferee Acquired Shares hereunder.  For the avoidance of doubt, this Subscription Agreement need not be amended and restated in its entirety, but only Schedule B and Subscriber’s signature page hereto need be so amended and updated and executed by each of Subscriber and the Company upon the occurrence of any such transfer of Transferee Acquired Shares.

d.                                      All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

e.                                       The Company may request from Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

f.                                        This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

g.                                       This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.  This Subscription Agreement shall not confer any rights or remedies upon any person other than (i) the parties hereto and their respective successor and assigns and (ii) the persons entitled to indemnification under Section 5.

h.                                      Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i.                                          If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j.                                         This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document.  All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k.                                      The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l.                                          THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY

OTHER STATE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK, SEATED IN NEW YORK COUNTY AND ANY FEDERAL COURT SITTING IN THE SOUTHERN DISTRICT OF NEW YORK (AND ANY APPLICABLE COURTS OF APPEAL THERETO) OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

CENTENNIAL RESOURCE DEVELOPMENT, INC.

	By:	/s/ George S. Glyphis
		Name:	George S. Glyphis
		Title:	Chief Financial Officer

Date: November 27, 2016

SUBSCRIBER: RIVERSTONE SILVERBACK HOLDINGS, L.P.

Signature of Subscriber:

Riverstone Silverback Holdings, L.P.

By:	Riverstone VI REL Holdings GP, LLC, its general partner

By:	/s/ Thomas J. Walker
Name: Thomas J. Walker
Title: Managing Director
Date: November 27, 2016

Name of Subscriber:

Riverstone Silverback Holdings, L.P.
(Please print. Please indicate name and		Name in which shares are to be registered
capacity of person signing above)		(if different):

Email Address: twalker@riverstonellc.com
Subscriber’s EIN(1):

Business Address-Street:		Mailing Address-Street (if different):
c/o Riverstone Holdings LLC
712 Fifth Avenue, 19th Floor
City, State, Zip: New York, NY 10019
Attn: Thomas J. Walker		Attn:

Telephone No.:	212-993-0076	Telephone No.:

Facsimile No.:	212-993-0077	Facsimile No.:

Number of Acquired Shares subscribed for: $400 million of Acquired Shares, plus up to $100 million of Additional Acquired Shares, consisting of the following(2):

Class A Acquired Shares:
Series B Acquired Shares:

Price Per Class A Acquired Share:  $14.54

Price Per Series B Acquired Share:  $3,635.00 per share (or $14.54 per share on an as-converted basis)

Aggregate Purchase Price(3):

Excluding any Additional Acquired Shares:  approximately $400.0 million

Including all Additional Acquired Shares:  approximately $500.0 million

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in Annex B.

(1)  To be provided by Subscriber not less than 10 days prior to the Closing Date.

(2)  Such final number to be determined in accordance with Section 1 of the Subscription Agreement.

(3)  Such final amount to be determined based on final number of Acquired Shares determined in accordance with Section 1 of the Subscription Agreement.

TO BE EXECUTED UPON ANY ASSIGNMENT AND/OR REVISION TO ACQUIRED SHARES AND AGGREGATE PURCHASE PRICE SET FORTH ABOVE:

Number of Class A Acquired Shares, Series B Acquired Shares and Additional Acquired Shares subscribed for and Aggregate Purchase Price as of , 2016, accepted and agreed to as of this day of , 2016 by:

RIVERSTONE SILVERBACK HOLDINGS, L.P.

By: Riverstone VI REL Holdings GP, LLC, its general partner

By:
Name: Thomas J. Walker
Title: Managing Director

CENTENNIAL RESOURCE DEVELOPMENT, INC.

By:
Name:
Title:

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.                                    QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

1.                                      ☐                                    We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.                                      ☐                                    We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

B.                                    INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.                                      ☐                                    We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.                                      ☐                                    We are not a natural person.

C.                                    AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:

☐                                    is:

☐                                    is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Schedule A-1

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person.  Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐  Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐  Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐  Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐  Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐  Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐  Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000.  For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐  Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐  Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐  Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

Schedule A-2

SCHEDULE B
SCHEDULE OF TRANSFERS OF TRANSFEREE ACQUIRED SHARES

The following transfers of a portion of the original Subscription amount have been made:

		Number of	Number of
		Transferee Class A	Transferee Series B	Subscriber Revised
Date of		Acquired Shares	Acquired Shares	Subscription
Transfer	Transferee	Transferred	Transferred	Amount

Schedule B-1

TO BE EXECUTED UPON ANY ASSIGNMENT OR FINAL DETERMINATION OF ACQUIRED SHARES:

Schedule B as of                  , 2016, accepted and agreed to as of this        day of          , 2016 by:

RIVERSTONE SILVERBACK HOLDINGS, L.P.	CENTENNIAL RESOURCE DEVELOPMENT, INC.

By: Riverstone VI REL Holdings GP,
LLC, its general partner

By:	By:
Name:
Title:

Schedule B-2

ANNEX A

Terms of Series B Preferred Stock

Defined terms used in this Annex A shall have the meanings ascribed thereto in the Subscription Agreement to which this Annex A is annexed.

Issuer	Centennial Resource Development, Inc., a Delaware corporation.

Securities Offered

Shares of Series B Preferred Stock (including any Additional Acquired Shares that are shares of Series B Preferred Stock) up to the maximum number of Series B Acquired Shares subject to the Subscription Agreement, with a liquidation preference of $0.0001 per share (the “Liquidation Preference”).

Liquidation Preference

In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company (each a “Liquidation Event”), holders of the Series B Preferred Stock will first be entitled to receive the Liquidation Preference per share, to the date of payment before any distribution of assets is made to holders of the Class A Common Stock or any other equity securities of the Company that by their terms rank junior to the Series B Preferred Stock as to liquidation rights.

If, in the event of a Liquidation Event, after payment of any amounts to be paid in respect of any of the Company’s equity securities that rank senior to the Series B Preferred Stock as to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Company (“Senior Securities”), the Company’s assets available for distribution are insufficient to fully pay the liquidation payments owing to the holders of the Series B Preferred Stock and the holders of any of the Company’s equity securities that rank on par with the Series B Preferred Stock as to the payment of dividends or the distribution of assets upon the liquidation, dissolution or winding up of the Company (“Parity Securities”), the holders of the Series B Preferred Stock and such Parity Securities will share ratably in the distribution of the Company’s assets in proportion to the full liquidating distributions to which they would otherwise have been respectively entitled.

After the payment of the Liquidation Preference to the holders of the Series B Preferred Stock (and payment of any amount to be paid in respect of any Senior Securities and any Parity Securities), the remaining assets of the Company shall be distributed ratably to the holders of the

Company’s common stock and the Series B Preferred Stock on a common equivalent basis (and any other participating equity securities of the Company).

For all purposes hereunder, the following events shall not constitute a Liquidation Event (i) the merger or consolidation of the Company with any other entity, including a merger or consolidation in which the holders of the Series B Preferred Stock receive cash, securities or property for their shares, the sale, lease or exchange of all or substantially all of the Company’s assets for cash, securities or other property, (ii) the conversion of the Company into another legal entity, or (iii) sale of all or substantially all of the assets of the Company to an affiliate of the Company in connection with a reorganization or liquidation.

Conversion

Each share of Series B Preferred Stock shall automatically convert into 250 shares of Class A Common Stock, subject to adjustments for stock splits, stock dividends, reorganization, recapitalizations and the like, upon the receipt by the Company of the Stockholder Approval.

Voting Rights

The holders of the Series B Preferred Stock shall have no voting rights, except as set forth below or as required by law. The affirmative vote of holders of a majority of the Series B Preferred Stock then outstanding, voting as a separate class, is required to (a) approve any amendment, alteration or repeal of any provision of the Certificate of Designation relating to the Series B Preferred Stock or the Company’s charter that adversely affects the rights, preferences, privileges or voting powers of the Series B Preferred Stock or (b) authorize the issuance of any Senior Securities or Parity Securities. With respect to any matter on which the holders of Series B Preferred Stock are entitled to vote, each share of Series B Preferred Stock will be entitled to one vote on such matter.

Dividends

No dividends shall be payable on the Series B Preferred Stock; provided, that holders of the Series B Preferred Stock shall be entitled to pro rata participation in any dividends paid on the Company’s common stock, on a common equivalent basis.

No Maturity Date	The Series B Preferred Stock is perpetual unless, as described below, redeemed by the Company at its option.

Redemption at the Company’s Option

Beginning on the third anniversary of the Closing Date, the Company will have the right, but not the obligation, to redeem all (but not less than all) of each holder’s shares of Series B Preferred Stock for a redemption price per share, determined on an as converted basis, equal to the average of annex A-2

the last reported sale price for a share of Class A Common Stock on NASDAQ for each of the last 10 consecutive trading days prior to the redemption date or, if such shares are no longer traded, at the fair market value of the Class A Common Stock, as determined in good faith by the Board of Directors of the Company.

Use of Proceeds	Proceeds of the offering will be used to pay a portion of the purchase price for the Transaction

Annex A-3

ANNEX B

Wire Instructions